                                                                     EXHIBIT 4.8

                            STOCK PURCHASE AGREEMENT

                             DATED NOVEMBER 9, 2000

                                     BETWEEN

                                   ECOLAB INC.

                                       AND

                               ENODIS CORPORATION

                                TABLE OF CONTENTS

1  PURCHASE AND SALE OF SHARES AND PURCHASE PRICE .........................    1

   1.1  Purchase and Sale of Shares .......................................    1
   1.2  Purchase Price ....................................................    1
   1.3  Purchase Price Adjustment .........................................    1
   1.4  Closing ...........................................................    3

2  REPRESENTATIONS AND WARRANTIES OF SELLER ...............................    4

   2.1  Disclosure Schedule ...............................................    4
   2.2  Corporate Organization ............................................    5
   2.3  Capital Stock; Options; Warrants ..................................    5
   2.4  Authorization .....................................................    5
   2.5  Non-Contravention .................................................    5
   2.6  Consents and Approvals ............................................    6
   2.7  Absence of Certain Changes ........................................    6
   2.8  Real Property .....................................................    7
   2.9  Machinery, Equipment, Vehicles and Personal Property ..............    7
   2.10 Inventories .......................................................    8
   2.11 Trade Accounts Receivable, Notes Receivable and Payables ..........    8
   2.12 Intellectual Property Rights ......................................    8
   2.13 Litigation ........................................................    8
   2.14 Tax Matters .......................................................    8
   2.15 Contracts and Commitments; No Default .............................    9
   2.16 Orders and Commitments ............................................   10
   2.17 Labor Matters .....................................................   10
   2.18 Permits and Other Operating Rights ................................   10
   2.19 Compliance with Law ...............................................   10
   2.20 Environmental Matters .............................................   10
   2.21 Benefit Plans .....................................................   12
   2.22 Limited (Unaudited) Financial Information .........................   13
   2.23 Product Liability Claims ..........................................   13
   2.24 Warranties ........................................................   14
   2.25 Brokers ...........................................................   14
   2.26 Bank Accounts .....................................................   14
   2.27 Miscellaneous .....................................................   14
   2.28 Requirements ......................................................   14

 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER ............................   14

   3.1  Corporate Organization ............................................   14
   3.2  Authorization .....................................................   14
   3.3  Non-Contravention .................................................   14
   3.4  Consents and Approvals ............................................   15
   3.5  Brokers ...........................................................   15

4  COVENANTS ..............................................................   15

   4.1  Confidentiality ...................................................   15
   4.2  Public Announcement ...............................................   16
   4.3  Employee Matters ..................................................   16

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   4.4  Tax Matters .......................................................   16
   4.5  Non-competition ...................................................   17
   4.6  Execution of Ancillary Agreements; Further Assurances;
          Notification ....................................................   18
   4.7  No Intercompany Debt ..............................................   18
   4.8  Sufficient Funds ..................................................   18
   4.9  Headquarters ......................................................   18
   4.10 Insurance Claims ..................................................   18

5  SURVIVAL AND INDEMNIFICATION ...........................................   19

   5.1  Survival of Representations, Warranties and Covenants .............   19
   5.2  Indemnification by Purchaser ......................................   19
   5.3  Indemnification by Seller .........................................   19
   5.4  Claims for Indemnification ........................................   19

6  MISCELLANEOUS PROVISIONS ...............................................   21

   6.1  Expenses ..........................................................   21
   6.2  Amendment and Modification ........................................   21
   6.3  Waiver of Compliance; Consents ....................................   21
   6.4  No Third Party Beneficiaries ......................................   21
   6.5  Notices ...........................................................   21
   6.6  Assignment ........................................................   22
   6.7  Governing Law .....................................................   22
   6.8  Counterparts; Facsimile ...........................................   22
   6.9  Headings ..........................................................   22
   6.10 Entire Agreement ..................................................   22
   6.11 "Mediatable Claims" Definition ....................................   23
   6.12 Mediation .........................................................   23
   6.13 Waiver of Jury Trial ..............................................   23
   6.14 Definition of "Including" .........................................   23
   6.15 Definition of Knowledge ...........................................   23
   6.16 List of Other Defined Terms .......................................   23


                                       ii

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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT, dated November 9, 2000 (the "Agreement"), is by and between Ecolab Inc., a Delaware corporation ("Seller"), and Enodis Corporation, formerly known as Welbilt Corporation, a Delaware corporation ("Purchaser").

                                    RECITALS

         A. Jackson MSC Inc., a Delaware corporation and wholly-owned subsidiary of Seller (the "Company") is engaged in the business of manufacturing commercial dishmachines (the "Acquired Business").


         B. This Agreement sets forth the terms and conditions upon which Seller will sell to Purchaser, and Purchaser will purchase from Seller, all of the issued and outstanding shares of common stock, no par value per share (the "Shares") of the Company.

         In consideration of the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    SECTION 1
                                    ---------

1.       Purchase and Sale of SHARES AND PURCHASE PRICE.
         ----------------------------------------------

         1.1. Purchase and Sale of Shares. Subject to the terms and conditions
              ---------------------------
of this Agreement, at the closing of the transactions contemplated hereby (the "Closing"), on the Closing Date (as defined below), Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, free and clear of any lien, pledge, option, security interest, mortgage or other restriction or encumbrance ("Encumbrances"), all of the Shares.

         1.2. Purchase Price. Subject to the terms and conditions of this
              --------------
Agreement and in consideration of the sale, assignment, transfer and delivery of the Shares, Purchaser will pay, by wire transfer in immediately available funds to a bank account designated by Seller, to Seller at Closing a total Purchase Price of Thirty-Five Million Dollars ($35,000,000) (the "Purchase Price"), subject to the adjustments, if any, subsequent to Closing pursuant to Section
1.3 hereof.

1.3.     Purchase Price Adjustment.
         -------------------------

         (a) As soon as practicable, but in no event later than seventy-five
(75) days following the Closing Date, Seller shall deliver to the Purchaser an audited balance sheet (in the format of a Statement of Net Assets Sold, consistent with the format of the Most Recent Balance Sheet, as defined below) of the Company (including the notes thereto) as of the close of business on the Closing Date prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP") applied consistently with the September 30, 2000 balance sheet of the Company (the "Most Recent Balance Sheet") and in accordance with Exhibit 1.3(a) hereto. Such balance sheet shall be prepared from the Company's books and records and be accompanied by a report from Seller's auditor, PricewaterhouseCoopers, LLP, or such other independent certified public accounting firm as Purchaser and Seller shall select (the "Auditor"), based upon their audit of such balance sheet stating that such balance sheet (the "Closing Balance Sheet") presents fairly, in all material respects, the financial condition of the Company at the

                                       1


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Closing Date in conformity with GAAP and this Agreement. The Company took a physical count of its inventory on or about September 29, 2000, observed by the Auditor and Purchaser's representatives. The Closing Balance Sheet shall utilize the results of such inventory, rolled forward (which inventory shall also be reflected in accordance with Exhibit 1.3(a) hereto) to the Closing Date. Seller and the Auditor shall have reasonable access to the relevant books and records of the Company to the extent required to prepare, complete and audit the Closing Balance Sheet. Seller shall be responsible for the fees and expenses incurred in connection with the preparation and audit of the Closing Balance Sheet.

         (b) After receipt of the Closing Balance Sheet, Purchaser shall have thirty (30) days to review it. Purchaser and its representatives shall have reasonable access to the relevant books and records of the Company and the Auditor's work papers to the extent required to complete its review of the Closing Balance Sheet; provided that Purchaser and its representatives shall execute documentation, in the form of Exhibit 1.3(b) hereto, regarding the Auditor's engagement solely by and report solely to Seller as well as such access, and Purchaser and its representatives shall comply therewith. Seller shall make its representatives, and shall use its best efforts to make the Auditor, available to answer reasonable questions Purchaser may have concerning its review of the Closing Balance Sheet. Unless Purchaser delivers written notice of objection to Seller on or prior to the 30th day after receipt of the Closing Balance Sheet specifying in reasonable detail all disputed items on the tendered Closing Balance Sheet and the basis therefor, the parties shall be deemed to have accepted and agreed to the Closing Balance Sheet. If Purchaser so notifies Seller of an objection to the Closing Balance Sheet, the parties shall attempt to resolve their differences within thirty (30) days following the date of such notice (the "Resolution Period") and any resolution by them as to any disputed amount shall be final, binding, conclusive and nonappealable and shall preclude Purchaser and Seller from making any claims with respect to such disputed items under Section 5 hereof.

         (c) If at the conclusion of the Resolution Period the parties have not reached an agreement on the objections, then all amounts remaining in dispute may, at the election of either party, be submitted to the Chicago office of a mutually acceptable independent auditor (the "Neutral Auditor"). Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne equally by Seller and Purchaser. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense. The Neutral Auditor shall act as an arbitrator to determine, based solely on the presentations by Seller and Purchaser, and not by independent review, only those issues still in dispute. The Neutral Auditor's determination shall be made within thirty (30) days of its engagement (which engagement shall be made no later than three (3) business days after an election by either party to submit the objections to the Neutral Auditor) or as soon thereafter as possible, shall be set forth in a written statement delivered to Seller and Purchaser and shall be final, binding, conclusive and nonappealable and shall preclude Purchaser and Seller from making any claims with respect to such disputed items under Section 5 hereof. The term "Final Closing Balance Sheet," as hereinafter used, shall mean the definitive Closing Balance Sheet agreed to by Seller and Purchaser in accordance with Section 1.3(b) or the definitive Closing Balance Sheet resulting from the determination made by the Neutral Auditor in accordance with this
Section 1.3(c) (in addition to those items theretofore agreed to by Seller and Purchaser).

     (d) The Purchase Price for the Shares shall be: (i) increased dollar for dollar to the extent the shareholders' equity of the Company (defined as total assets less total liabilities) as reflected on the Final Closing Balance Sheet is greater than $8,925,000 (the "Target Equity"); and (ii) decreased dollar for dollar to the extent the shareholders' equity of the Company as reflected on the Final Closing Balance Sheet is less than the Target Equity amount. The amount of any decrease to the Purchase Price pursuant to this Section 1.3, plus interest on the amount from the Closing Date calculated at the prime rate of interest in effect on the Closing Date as stated in the "Money Rates" section of the Wall Street Journal (the "Prime Rate"), shall be paid by wire transfer in immediately available funds by Seller to the account specified by Purchaser within five (5) business days after the Final Closing Balance Sheet is agreed to by Seller and Purchaser or is determined by the Neutral Auditor. The amount of any increase to the Purchase Price pursuant to this Section 1.3, plus interest on the amount from the Closing Date calculated at the Prime Rate, shall be paid by wire transfer in immediately available funds by Purchaser to the account specified by Seller within five (5) business days after the Final Closing Balance Sheet is agreed to by Seller and Purchaser or is determined by the Neutral Auditor.


         1.4. Closing.
              -------

         (a) The closing shall take place at the offices of Seller on the date hereof or such other date or place as the parties may agree (the "Closing Date"), and shall be deemed to be effective as of 11:59 p.m. on the Closing Date.

         (b) At the Closing (or at such earlier time as may be specified in this Agreement), Seller will deliver to Purchaser the following documents:

             (i) Stock certificate(s) with respect to the Shares accompanied by duly executed stock power(s), endorsed in blank;

             (ii) [Intentionally Omitted];

             (iii) Certificate of Good Standing of Seller and the Company, issued by the Secretary of State of the State of Delaware, and of the Company issued by the Secretary of State of the State of Delaware dated within seven (7) days of Closing;

             (iv) Certified copies of resolutions duly adopted by the Board of Directors of Seller, and of the sole shareholder of the Company, authorizing the execution, delivery and performance of this Agreement and all other documents being entered into by Seller related to, or arising from, this Agreement;

             (v) Opinion of the General Counsel of Seller, in the form attached hereto as Exhibit 1.4(b)(v);

             (vi) The Warewashing Equipment Supply Agreement among Purchaser, Seller and the Company being executed concurrently herewith;

             (vii) The Authorized Servicer/Parts Distributor Agreement among GCS Services, Inc., Ecolab and Purchaser being executed concurrently herewith;

             (viii) The Prototyping and Design Agreement for Special Projects between Seller and the Company being executed concurrently herewith;

             (ix) The Stay-Pay Agreement among the Company, Purchaser and James Salter being executed concurrently herewith;

             (x) An executed original of the assignment in recordable form transferring to the Company certain patents;

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             (xi) An executed original of a sublease, between Seller and the
Company, relating to certain space in Seller's headquarters in St. Paul, Minnesota;

             (xii) Executed original affidavits customarily utilized by First American Title Insurance Company;

             (xiii) An affidavit complying with (S)1445(b) of the Code, evidencing that this transaction is exempt from the withholding tax requirement of (S)1445(a) of the Code, in the form attached hereto as Exhibit 1.4(b)(viii);

             (xiv) The minute books and stock transfer books of the Company; and

             (xv) Resignations, effective as of the Closing Date, of all directors and officers of the Company.

The agreements and transaction documents referred to in Section 1.4(b) shall be referred to collectively as "Ancillary Agreements."

         (c) At the Closing (or at such earlier time as may be specified in this Agreement), Purchaser will deliver to Seller the following:

             (i) The Purchase Price in immediately available funds by wire transfer as directed by Seller;

             (ii) [Intentionally Omitted];

             (iii) Certified resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all other documents being entered into by the Purchaser related to, or arising from, this Agreement;

             (iv) Certificate of Good Standing of Purchaser, issued by the Secretary of State of the State of Delaware, dated within seven (7) days of Closing;

             (v) Opinion of counsel for Purchaser, Shack & Siegel, P.C., in the form attached hereto as Exhibit 1.4(c)(v); and

             (vi) All other documents required to be delivered by Purchaser in connection with the transactions contemplated hereby, including the counterpart signature pages of the documents referred to in Section 1.4(b) to which Purchaser or any of its affiliates is a party.

                                    SECTION 2
                                    ---------

2.       Representations and Warranties of Seller.
         -----------------------------------------

         Seller hereby represents and warrants to Purchaser as follows:

         2.1. Disclosure Schedule. Seller's Disclosure Schedule being delivered
              -------------------
to Purchaser in connection with this Agreement lists exceptions to the representations and warranties (the "Disclosure Schedule").

         2.2. Corporate Organization. The Company is a corporation duly
              ----------------------
organized, validly existing and in good standing under the laws of the State of Delaware, has full power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company. A "Material Adverse Effect" shall mean an individual or cumulative adverse change in or effect on the business, operations, properties, working capital, financial condition, assets or liabilities of the company taken as a whole or which is reasonably expected to be materially adverse to the company, its business, operations, properties, working capital, financial condition, assets or liabilities of the company taken as a whole. The Disclosure Schedule contains a list of all jurisdictions in which the Company is qualified or licensed to do business. The Company has no subsidiaries. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets.

         2.3. Capital Stock; Options; Warrants. The authorized capital stock of
              --------------------------------
the Company and the shares of capital stock of the Company issued and outstanding, of all classes, are as set forth in the Disclosure Schedule. The Shares represent all of the issued and outstanding common stock of the Company. Seller owns all the Shares of the Company, free and clear of all Encumbrances except as set forth in the Disclosure Schedule. All of the Shares are validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire good and marketable title to the Shares, free and clear of all Encumbrances, subject to any Encumbrances created by Purchaser. There are no issued and outstanding options, warrants, conversion privileges, securities or contracts by which the Company is bound to issue any additional shares of its capital stock, equity securities or options or warrants to purchase shares of its capital stock or any securities convertible into or exchangeable for such shares, or securities. There are no outstanding or authorized stock appreciation, phantom stock or similar rights or agreements with respect to the Company.

         2.4. Authorization. Seller has full power and authority to enter into
              -------------
this Agreement and the Ancillary Agreements to which it is a party and to carry out the transactions contemplated herein and therein. The Board of Directors of Seller and the sole shareholder of the Company have taken all action required by law and the Seller's and the Company's Certificate of Incorporation and Bylaws to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated herein and therein. This Agreement and any Ancillary Agreement to which Seller is a party have been duly and validly executed by Seller and no other corporate action is required. This Agreement and the Ancillary Agreements to which it is a party are the valid and binding legal obligation of Seller enforceable against Seller in accordance with their terms, subject to (a) bankruptcy, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in proceeding in equity or at law).

         2.5. Non-Contravention. Except as set forth in the Disclosure Schedule,
              -----------------
neither the execution, delivery and performance of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated herein or therein will: (a) violate or be in conflict with any provision of the Certificate of Incorporation or Bylaws of Seller or the Company; or (b) be in conflict with, or constitute a default under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under
(i) any debt, note, bond, lease, mortgage, indenture, contract or other agreement to which Seller is a party or by which its properties or assets is bound or result in the creation or imposition of any Encumbrance upon any property or assets of Seller under any debt, note, bond, lease, mortgage, indenture, contract or other agreement to which Seller is a party or by which Seller or any of its assets or properties is bound, or (ii) any debt, note, bond, lease, mortgage, indenture, contract or other agreement to which the Company is a party or by which its properties or assets is bound or result in the creation or imposition of any Encumbrance upon any property or assets of the Company under any debt, note, bond, lease, mortgage, indenture, contract or other agreement to which the Company is a party or by which the Company or any of its assets or properties is bound; or (c) violate any statute, law, judgment, writ, injunction, decree, order, regulation, ordinance or other similar authoritative matter (sometimes hereinafter separately referred to as a "Law" and sometimes collectively as "Laws") of any federal, state or local governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (hereinafter sometimes separately referred to as an "Authority" and sometimes collectively as "Authorities").

         2.6. Consents and Approvals. Except (a) for filings pursuant to the
              ----------------------
Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (b) as set forth in the Disclosure Schedule, with respect to the Company, no consent, permit, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a "Consent" and sometimes collectively as "Consents"), any individual or entity, including any Authority, is required in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement to which Seller is a party by Seller or the consummation by Seller of the transactions contemplated herein or therein.

         2.7. Absence of Certain Changes. Except as set forth in the Disclosure
              --------------------------
Schedule, since September 30, 2000, the Company has operated only in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, since September 30, 2000 the Company has not:

         (a) suffered any Material Adverse Effect;

         (b) incurred any material damage, destruction or similar casualty loss to any of its tangible assets, whether or not covered by insurance, having an adverse effect on the business, assets or properties of the Company;

         (c) effected any change in the accounting practices, procedures or methods of the Company;

         (d) amended the Certificate of Incorporation or Bylaws of the Company;

         (e) entered into any transaction other than in the ordinary course of business and consistent with past practice;

         (f) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance, except for liens for current taxes not yet due and as set forth in the Disclosure Schedule;

         (g) written down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable, except (i) for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice, and (ii) as may be contemplated by Exhibit 1.3(a);


         (h) canceled any material debts or waived any claims or rights of substantial value;

         (i) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

         (j) disposed of or permitted to lapse any rights to the use of any patent, trademark, trade name or copyright, or disposed of or disclosed (except as necessary in the conduct of its business) to any person or entity other than representatives of Purchaser any trade secrets, process or know-how not theretofore a matter of public knowledge;

         (k) granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officers or employee, except for standard raises in customary amounts and at customary times consistent with past practice;

         (l) made any capital expenditure or commitment for additions to property, plant, equipment or intangible capital assets in excess of $50,000;

         (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors or shareholders or any affiliate or associate of any of its officers, directors or shareholders; or

         (n) agreed to take any action described in this Section 2.7.

         2.8. Real Property. Set forth in the Disclosure Schedule is an
              -------------
identification of all real property owned or leased by the Company during the past four years. The Company owns such real property or leasehold interest therein, free of any Encumbrance except as set forth on the Disclosure Schedule. All real properties owned or leased by the Company are, to Seller's Knowledge, free from any structural defects, in good operating condition and repair normal wear and tear excepted. Each such parcel of real property and its present use conform in all material respects to all occupational, safety or health, zoning, planning, subdivision, platting and similar Laws. All public utilities necessary for the use and operation of any facilities on the aforesaid real properties as the Acquired Business is presently conducted are currently available for use or access at such properties and there is no legal or physical impairment to free ingress or egress from any such facilities or real properties.

         2.9. Machinery, Equipment, Vehicles and Personal Property. Except as
              --------------------
set forth in the Disclosure Schedule, the Company has good title to, or a leasehold interest in and to, all its machinery, equipment, vehicles and other tangible personal property reflected on the Final Closing Balance Sheet, free of any Encumbrances. Except as set forth in the Disclosure Schedule, such machinery, equipment, vehicles and other personal property are, to Seller's Knowledge, in good operating condition and repair, ordinary wear and tear excepted. All such machinery, equipment, vehicles and other tangible personal property is transferred hereby on an "as is" basis, with no other representations or warranties of any kind, except as set forth in this Section 2.9, express, implied, statutory or otherwise, including any warranty of fitness for a particular purpose. Except as set forth in the Disclosure Schedule, all such machinery, equipment, vehicles and other tangible personal property owned or leased by the Company is located in

Barbourville, Kentucky or the space utilized by the Company at Seller's St. Paul, Minnesota corporate headquarters. Subject to the foregoing and any acts of Purchaser, the Company's fixed tangible assets will be sufficient as of the Closing Date to permit the Company to continue manufacturing as it did prior to the Closing Date.

         2.10. Inventories. Except as set forth in the Disclosure Schedule, the
               -----------
inventories of the Company consist of finished goods, work in process, raw and packaging materials and spare and replacement parts which (a) do not, to Seller's Knowledge, infringe any third party patent, trademark or service mark rights, and (b) are usable or saleable in the ordinary course of business.

         2.11. Trade Accounts Receivable, Notes Receivable and Payables. Except
               --------------------------------------------------------
as set forth in the Disclosure Schedule:

         (a) (i) The Company has good title to its trade accounts receivable and notes receivable reflected on the Most Recent Balance Sheet and will have good title to those which will be reflected on the Closing Balance Sheet; (ii) none of such trade accounts receivable and notes receivable is subject to any Encumbrance; (iii) all of the trade accounts receivable and notes receivable owing to the Company constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no Encumbrances, to Seller's Knowledge, including any claims, refusals to pay or other rights of set-off, against any thereof; and (iv) no account or note debtor is delinquent in payment by more than one hundred twenty (120) days;

         (b) All accounts payable and notes payable by the Company arose in bona fide transactions in the ordinary course of business and no such account payable or note payable is delinquent by more than one hundred twenty (120) days in its payment.

          2.12. Intellectual Property Rights.
                ----------------------------

         (a) The Company owns or has rights to use the intellectual property rights, including the copyrights, patent rights, technology and trademarks (collectively, "Intellectual Property Rights") described on the Disclosure Schedule. Except as set forth in the Disclosure Schedule, the use of the Intellectual Property Rights does not, to Seller's Knowledge, infringe the intellectual property rights of any person or entity. Except as set forth in the Disclosure Schedule, the Company does not own or use any Intellectual Property Rights pursuant to any written or oral, formal or informal license agreement nor has the Company granted any person or entity any rights, pursuant to written or oral, formal or informal license agreements or otherwise, to use the Intellectual Property Rights.

         2.13. Litigation. Except as set forth in the Disclosure Schedule, there
               ----------
is no legal, administrative, mediation, arbitration or other proceeding, suit or action or, to Seller's Knowledge, demand letter, investigation or audit of any kind, judgment, decree, decision, injunction, writ or order pending, or to Seller's Knowledge threatened, by or against the Company, its assets, properties or businesses, whether at law or in equity, before or by any person or entity or Authority of any kind, or against Seller or the Company, which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein. The Company is not in default in respect of any judgment, order, writ, injunction or decree of any Authority applicable to it or any of its assets and the Disclosure Schedule sets forth all such judgments, orders, writs, injunctions and decrees, if any. Set forth in the Disclosure Schedule are a list of all material claims asserted against the Company during the past five years for bodily injury or property damage, whether or not covered by insurance.

         2.14. Tax Matters. The Company has duly filed all tax reports and
               -----------
returns required to be filed by it with respect to all income, franchise, property, sales, use, and employment-related taxes (collectively, "Taxes") of the United States and the state and other jurisdictions and subdivisions thereof in which the Company conducts business or maintains property subjecting it to taxation (collectively, the "Tax Returns") and, except as set forth in the Disclosure Schedule, the Company has duly paid, or made adequate provision for the due and timely payment of, all Taxes, including deposits required with respect to employee withholdings, interest, penalties, assessments and deficiencies, due or claimed to be due from it prior to Closing. The Company has withheld from its employees proper amounts in compliance with all withholding provisions. There is no omission, deficiency, error, misstatement or misrepresentation in any Tax Return filed by the Company for any period prior to Closing. Except as set forth in the Disclosure Schedule, all deficiencies and assessments resulting from examination of the Tax Returns of the Company have been paid. Except as set forth in the Disclosure Schedule, there are no outstanding tax sharing, tax separation or other agreements, waivers or powers of attorney, whether filed with any governmental Authority or otherwise, regarding taxes, including to the extent the statutory period of limitation applicable to any Tax Return for any period. Except as set forth in the Disclosure Schedule, the Company has not been subject to federal, state or local tax audits, examinations, inquiries or proceedings, and no such tax audits, examinations, inquiries or proceedings are pending or, to Seller's Knowledge, threatened.

         2.15. Contracts and Commitments; No Default.
               -------------------------------------

         (a) Except as set forth in the Disclosure Schedule, the Company:

             (i) does not have any written or oral contract, lease (real or personal property), commitment, agreement, or arrangement with any person which requires payments individually in excess of $25,000 annually or in excess of $50,000 over its term (including periods covered by any option to extend or renew by either party);

             (ii) does not pay any person (other than employees) or entity cash remuneration at the annual rate of more than $50,000 for services rendered;

             (iii) is not restricted by agreement from carrying on its businesses or any part thereof anywhere in the world or from competing in any line of business with any person or entity or in the use of any of its assets;

             (iv) is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

             (v) is not a party to any purchase or sale contract or agreement (including "take or pay" or exclusive supply agreements) that calls for aggregate purchases or sales in excess over the course of such contract or agreement of $50,000 or which continues for a period of more than twelve (12) months (including periods covered by any option to renew or extend by either party) which is not terminable on thirty (30) days' or less notice without cost or other liability at or any time after the Closing; or

             (vi) is not a party to any capitalized lease.

         (b) True and complete copies (or summaries, in the case of oral items) of all items disclosed pursuant hereto (the "Contracts") have been provided to Purchaser for review. Except as set forth in the Disclosure Schedule, all such items are valid and enforceable by and against the Company in accordance with their respective terms. Seller is not in breach, violation or default, however defined, in the performance of any of its obligations thereunder.


         2.16. Orders and Commitments. Set forth in the Disclosure Schedule is a
               ----------------------
list of all accepted and unfulfilled orders for the sale of products. Except as set forth in the Disclosure Schedule, all such orders for the sale of products and the performance of services entered into by the Company and all outstanding contracts or commitments for the purchase of supplies, materials and services were made in bona fide transactions in the ordinary course of business.

         2.17. Labor Matters. Except as set forth in the Disclosure Schedule:
               -------------
(a) the Company is and has been in compliance in all material respects with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company pending or, to Seller's Knowledge, threatened before the National Labor Relations Board or any other comparable Authority; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to Seller's Knowledge, threatened against the Company; (d) no grievance or arbitration proceeding arising under the Company's collective bargaining agreement is pending and, to Seller's Knowledge, no claims have been threatened; and (e) Seller is not delinquent in payments to any persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons.

         2.18. Permits and Other Operating Rights. Except as set forth in the
               ----------------------------------
Disclosure Schedule, the Company possesses all Consents from all Authorities necessary to permit the Company to operate the Acquired Business and its plant in Barbourville, Kentucky in the manner in which it presently is conducted.

         2.19. Compliance with Law. Except as set forth in the Disclosure
               -------------------
Schedule, the Company is in compliance in all material respects with all Laws applicable to it. There are no outstanding and unsatisfied deficiency reports, plans of correction, notices of noncompliance or work orders relating to any such Authorities, and no such discussions with any such Authorities are pending. Except as set forth in the Disclosure Schedule, the Company has not received notification that it is currently in violation of any building, zoning, health ordinance or regulation with respect to the operation of the Acquired Business in the manner in which it presently is conducted or with respect to the operation of the Company's plant in Barbourville, Kentucky as currently operated.

         2.20. Environmental Matters. Except as set forth in the Disclosure
               ---------------------
Schedule:

         (a) The Company has obtained all permits, licenses and other Consents which are required under the Environmental Laws (as defined below) for the ownership, use and operation of each location currently owned, operated or leased by the Company (the "Property"), all such permits, licenses and Consents are in effect, no appeal nor any other action is pending to revoke any such permit, license or Consent, and the Company is in compliance with all terms and conditions of all such permits, licenses and Consents.

         (b) The Company is in compliance with all Environmental Laws, including all applicable restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

         (c) The Company has heretofore delivered to Purchaser true and complete copies of all environmental reports furnished to the Company in the last five
(5) years relating to the Company, or to any Property or facility currently owned, operated or leased by the Company. Except as set forth in such reports, to Seller's Knowledge, there are no Hazardous Substances, Oils, Pollutants or Contaminants on or under the Company's property.

         (d) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter existing or pending or, to Seller's Knowledge, threatened, against the Company or any Property under the Environmental Laws.

         (e) The Company has not released, placed, stored, buried or dumped any Hazardous Substances, Oils, Pollutants or Contaminants or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any Property except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable laws and regulations and in a manner such that there has been no Release of any such substances into the environment).

         (f) The Company has not transported to any other site or property any Hazardous Substances, Oils, Pollutants or Contaminants or other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes of the Company in any manner other than in accordance with applicable laws and regulations.

         (g) No Release or Cleanup has occurred at any Property which could result in the assertion or creation of an Encumbrance on the Property by any governmental Authority with respect thereto, nor has any such assertion of an Encumbrance been made by any governmental Authority with respect thereto.

         (h) The Company has received no notice or order from any governmental agency or private or public Person advising it that, with respect to any Property, it is responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances, Oils, Pollutants or Contaminants or any other waste or substance and the Company has not entered into any agreements concerning such Cleanup.

         (i) The Company has not entered into any agreement that will require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any environmental liabilities or costs.

         (j) For purposes of this Agreement, the following terms shall have the following meanings:

             (i) "Cleanup" means all actions required to: (A) cleanup, remove, treat or remediate Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment; (B) prevent the Release of Hazardous Substances, Oils, Pollutants or Contaminants so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (C) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (D) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment.

             (ii) "Environmental Laws" means all federal, state and local laws, regulations, rules and ordinances applicable to Seller relating to pollution or protection of the environment, including laws relating to Releases or threatened Releases of Hazardous Substances, Oils, Pollutants or Contaminants into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, Oils, Pollutants or Contaminants, and all laws and regulations with regard to record-keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, Oils, Pollutants or Contaminants, and all laws relating to endangered or threatened species of fish, wildlife and plants.

             (iii) "Hazardous Substances, Oils, Pollutants or Contaminants" means all substances defined as such in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law applicable to the Company or the Property.

             (iv) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

             (v) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances, Oils, Pollutants or Contaminants through or in the air, soil, surface water, groundwater or property.

         2.21. Benefit Plans. Except as set forth in the Disclosure Schedule:
               -------------

         (a) Neither the Company nor any other "person" within the meaning of
Section 7701(a)(1) of the Code, that together with the Company is considered a single employer pursuant to Sections 414(b), (c), (m) or (o) of the Code or Sections 3(5) or 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (an "Affiliated Organization") sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, fixed or contingent, with respect to, any "employee pension benefit plan" ("Pension Plan") as such term is defined in
Section 3(2) of ERISA, including any such plan that is excluded from coverage by
Section 4(b)(5) of ERISA or is a "Multiemployer Plan" within the meaning of
Section 3(37) or 4001(a)(3) of ERISA. Each such Pension Plan has been operated in all material respects in compliance with the applicable provisions of ERISA and the Code.

         (b) Neither the Company nor any Affiliated Organization has any liability of any nature, whether known or unknown or fixed or contingent, to any Pension Plan, the Pension Benefit Guaranty Corporation ("PBGC") or any other person, arising directly or indirectly under Title IV of ERISA.

         (c) The Company does not sponsor, maintain, contribute to, nor have any obligation to contribute to any "employee welfare benefit plan" ("Welfare Plan") as such term is defined in Section 3(1) of ERISA, whether insured or otherwise. Each Welfare Plan has been operated in all material respects in compliance with the applicable provisions of ERISA and the Code. The Company does not have and has not established or contributed to, is not required to contribute to, any "voluntary employees beneficiary association" within the meaning of Section 501(c)(9) of the Code, "welfare benefit fund" within the meaning of Section 419 of the Code, "qualified asset account" within the meaning of Section

419A of the Code or "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.


         (d) The Company is not a party to, and does not maintain or contribute to, any bonus, incentive, commission, stock or other current or deferred compensation, separation, retention, severance or similar agreement, arrangement, plan or policy, or any individual employment, consulting or personal service agreement ("Compensation Plans"). Each Compensation Plan has been operated in all material respects in compliance with ERISA and the Code.

         (e) There are no facts or circumstances which could subject the Company to any (i) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (ii) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (iii) civil liability or penalty arising under Section 502 of ERISA.

         (f) Full payment has been made of all amounts which the Company is required, under applicable Law, the terms of any Pension Plan, Welfare Plan or Compensation Plan, or any agreement relating to any Pension Plan or Welfare Plan or Compensation Plan, to have paid as a contribution, premium or other remittance thereto or benefit thereunder. No Pension Plan is subject to part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code.

         (g) There are no pending audits, investigations, claims, suites, grievances or other proceedings involving any Pension Plan, Welfare Plan, or Compensation Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

         (h) The transactions contemplated herein do not result in the acceleration of accrual, vesting, funding or payment or any contribution or benefit under any Pension Plan, Welfare Plan or Compensation Plan.

         (i) Section 2.21 of the Disclosure Schedule lists and Seller has delivered to Purchaser true and complete current copies of (i) the form of summary plan description currently in effect with respect to each Pension Plan, Welfare Plan or Compensation Plan, (ii) the most recent determination letter with respect to each Pension Plan intended to qualify under Section 401(a) of the Code and (iii) complete and accurate employment records showing, for each Transferred Employee, the following: name, address, social security number, date of hire and rate of pay.

         2.22. Limited (Unaudited) Financial Information. The Most Recent
               -----------------------------------------
Balance Sheet has been prepared from the books and records of the Company. The Disclosure Schedule sets forth the Company's sales, cost of goods sold, freight and gross profits figures in each of the years ended December 31, 1998 and 1999 and the nine-months ended September 30, 2000. Such sales, cost of goods sold, freight and gross profits figures have been prepared from the books and records of the Company on a consistent basis. Such sales constitute bona fide sales of products substantially in accordance with the Company's then effective price lists. The cost of sales figures represent costs incurred by the Company substantially in connection with the manufacture and distribution of products.

         2.23. Product Liability Claims. Except as set forth in the Disclosure
               ------------------------
Schedule, during the four-year period preceding the date hereof, the Company has not received, and Seller has not received, with respect to any product manufactured by the Company, a claim for or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent manufacture or design of product, personal injury or property damage, or any other allegation of liability, including or resulting, or to Seller's Knowledge threatened to result, in product recalls, arising from the design, manufacture or sale of the Company's products.


         2.24. Warranties. The terms of all product and service warranties and
               ----------
product return policies of the Company are specifically set forth on the Disclosure Schedule.

         2.25. Brokers. Neither Seller nor the Company has employed any broker,
               -------
finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby.

         2.26. Bank Accounts. The Disclosure Schedule sets forth the names and
               -------------
locations of all banks at which the Company has accounts, the names and numbers of such accounts, and the names of all persons authorized to draw thereon (the "Bank Accounts").

         2.27. Miscellaneous. The Company has not guaranteed any liabilities of
               -------------
Seller. The Company has, since its inception, been engaged in the Acquired Business and activities ancillary thereto, and has not been engaged to any substantial extent in any other line of business.

         2.28. Requirements. To Seller's Knowledge, the Company has met and
               ------------
maintained all of the requirements, including the addition of employees, that it has been required to meet and/or maintain, as of the date hereof, under the Company's governmental or tax incentive agreements (the "Incentive Agreements") in order to be entitled to the substantial benefits provided under such agreements.

                                    SECTION 3
                                    ---------

3.       Representations and Warranties of Purchaser.
         --------------------------------------------

         Purchaser represents and warrants to Seller as follows:

         3.1. Corporate Organization. Purchaser is a corporation duly organized,
              ----------------------
validly existing and in good standing under the law of the State of Delaware, has full power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets.

         3.2. Authorization. Purchaser has full power and authority to enter
              -------------
into this Agreement and the Ancillary Agreements to which it is a party and to carry out the transactions contemplated herein and therein. The Board of Directors of Purchaser has taken all action required by Law, its Certificate of Incorporation and Bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated herein and therein. This Agreement and the Ancillary Agreements to which it is a party have been duly and validly executed by the Purchaser and are the valid and binding legal obligations of Purchaser, enforceable against it in accordance with their terms, subject to (a) bankruptcy, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in proceeding in equity or at law).

         3.3. Non-Contravention. Neither the execution, delivery and performance
              -----------------
of this Agreement or any Ancillary Agreement to which Purchaser is a party nor the consummation of the transactions contemplated herein or therein will: (a) violate any provision of the Certificates of Incorporation or

Bylaws of Purchaser; (b) violate any Law; or (c) be in conflict with, or constitute a default under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, contract or other agreement to which the Purchaser is a party or by which it or any of its properties or assets is bound or result in the creation or imposition of any Encumbrance upon any property or assets of the Purchaser under any debt, note, bond, lease, mortgage, indenture, contract or other agreement to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound.

         3.4. Consents and Approvals. Except for filings pursuant to the HSR
              ----------------------
Act, no Consent is required from, with or by any person or entity, including any Authority, in connection with the execution, delivery and performance by Purchaser of this Agreement or any Ancillary Agreement to which it is a party or the consummation by Purchaser of the transactions contemplated herein or therein.

         3.5. Brokers. Neither Purchaser nor any affiliate thereof has employed
              -------
any broker, finder or financial advisor, or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby.

                                    SECTION 4
                                    ---------

4.       Covenants.
         ---------

4.1.     Confidentiality.
         ---------------

         (a) Prior to the Closing, the confidentiality agreement dated May 8, 2000 between the parties shall remain in effect.

         (b) For a period of five (5) years from and after the Closing Date, except as otherwise permitted hereby or consented to by Purchaser, (i) Seller will not use or disclose any Confidential Information (as defined below) except as required by Law or the terms of a subpoena or similar order; and (ii) if Seller receives a request to disclose all or any part of the Confidential Information in connection with a legal proceeding, Seller will (A) notify Purchaser of such request, (B) consult with Purchaser on such request, and (C) if disclosure of such information is required, and at Purchaser's cost and expense, exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such portion of the information which is disclosed.

         (c) "Confidential Information" means any and all confidential and
              ------------------------
proprietary information relating to the trade secrets, technology or services of the Company, including any and all formulae, processes, customer lists, purchase and sales records, marketing plans, financial information, and other confidential and proprietary information relating to the Company's business, other than such information as may at any time (i) be or become lawfully available to the general public through no fault of the disclosing party, or
(ii) be or become available to Seller on a non-confidential basis from another source, not subject to a confidentiality agreement.

         (d) The covenants and undertakings contained in this Section 4.1 relate to matters which may be of a special, unique and extraordinary character and a violation of any of the terms of this Section 4.1 may cause irreparable injury to Purchaser, the amount of which may be impossible to estimate or determine and for which adequate compensation may not be available. Therefore, Purchaser shall be entitled to an injunction from a court of competent jurisdiction restraining any violation of any such terms by Seller.

         4.2. Public Announcement. Neither Seller nor Purchaser nor their
              -------------------
affiliates shall make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other party; provided, however, that the parties shall jointly agree on the wording of their respective initial press releases following Closing regarding the transaction; provided, further, that any of the parties hereto may at any time make any announcements which are required by applicable Law or the rules of the New York Stock Exchange or NASDAQ so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the wording of any such announcement.

         4.3. Employee Matters.
              ----------------

         (a) General. Set forth in the Disclosure Schedule is a list of the
             -------
name, title or job description and salary or hourly rate of all non-union employees employed by the Company (and those employees of Ecolab that are part of the Acquired Business) on the date hereof. Purchaser shall, subject to
Section 4.3(d) below, cause the Company to continue the employment following Closing of each such employee as of the Closing Date (i) at substantially the same rate of compensation and upon the same terms, conditions and benefits as other similarly situated employees of the Company, and (ii) to cause the Company to meet the job creation and retention requirements of all Incentive Agreements for the full term thereof.

         (b) Benefit Plans and Employment Policies. Such employees shall receive
             -------------------------------------
past service credit for years of service with the Company (and/or Ecolab) as of the Closing for purposes of eligibility and vesting (but not for purposes of benefit accrual) in benefit plans available to the Company's employees.

         (c) Union. Purchaser agrees, from and after the Closing, to cause the
             -----
Company to bargain in good faith with, and otherwise comply with all applicable requirements of Law with respect to, the Company's union.

         (d) No Third Party Beneficiaries. Nothing set forth in this Section 4.3
             ----------------------------
shall give any employee any rights or claims against Purchaser or Seller or is intended to modify or change the "at will" nature of each employee's employment by the Company (although the foregoing is not intended to abrogate any employee rights arising through the Company's union).

         4.4. Tax Matters.
              -----------

         (a) Tax Periods Ending On or Before the Closing Date. Seller shall
             ------------------------------------------------
prepare or cause to be prepared and deliver or cause to be delivered to the Company all Tax Returns and Requests for Additional Time to File Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing. Purchaser shall file or cause to be filed such Tax Returns and Requests. Purchaser and Seller acknowledge and agree that, for federal income tax purposes, a Taxable Period will end on the Closing Date. Purchaser and Seller will jointly determine whether, for Tennessee and Kentucky state income tax purposes, a Taxable Period will end on the Closing Date. Seller shall pay or promptly reimburse the Company for any and all Taxes with respect to Taxable Periods ending on or prior to the Closing Date. Seller shall provide Purchaser with a copy of all Tax Returns for the Company and Requests for Additional Time to File Tax Returns for the Company reasonably prior to their due date or extended due date and the parties will work together in good faith to resolve any disagreements on the tendered documents. In addition, Seller shall provide Purchaser with a copy of all information that Purchaser reasonably requests contained in its federal consolidated income tax return specifically relating to the Company and required by Purchaser, not later than September 15, 2001.

         (b) Tax Periods Beginning Before and Ending After the Closing Date.
             --------------------------------------------------------------
Seller shall prepare or cause to be prepared and deliver or cause to be delivered any Tax Returns of the Company for tax periods which begin before the Closing Date and end after the Closing Date. Purchaser shall file or cause to be filed such Tax Returns. Seller shall promptly pay to Purchaser an amount equal to the portion of such taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such taxes are not reflected in the reserve for Tax on the Final Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period. The amount of the tax shall be calculated based upon the Company being a stand alone entity and not part of a consolidated group. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date.

         (c) Audits. In connection with any inquiry, audit or other examination
             ------
by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, or any Tax Return for the taxable periods ending on or before the Closing Date, or taxable periods beginning before and ending after the Closing Date, Seller shall assume control of, and Purchaser shall fully cooperate with Seller as Seller may reasonably request in a prompt and timely fashion and manner in connection with, any such inquiry, audit or other examination and Seller's response thereto. The Taxes shall be allocated pursuant to Section 4.4(a) and (b). Seller shall provide Purchaser with information regarding any final determination of any such inquiry, audit or examination that affects any amount required to be shown on any Tax Return of the Company for periods referred to in this Section including any federal income tax return information contained therein.

         (d) Assistance. Purchaser shall (i) provide Seller with such assistance
             ----------
as may reasonably be requested by Seller in connection with the preparation of any Tax Return or any inquiry, audit or other examination, including signing and filing the Tax Returns, and (ii) retain and provide Seller with any records or other information which may be relevant to such Tax Return or inquiry, audit or examination.

         (e) Records Retention. Both Purchaser and Seller shall retain, until
             -----------------
the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which would be relevant to such returns or any inquiry, audit or examination for all tax periods or portions thereof ending before or beginning before and ending after the Closing Date, and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

4.5.     Non-competition.
         ---------------

(a) Except as provided below, for a period of five (5) years beginning on the Closing Date, Seller (i) shall not, directly or through any "controlled subsidiary," engage, anywhere in the world, in the manufacture of commercial dishmachines (a "Competing Business"), and (ii) shall not make an investment, in any entity whose primary business is the manufacture of commercial dishmachines, which would result in Seller holding a ten percent (10%) or more equity interest in that entity. For purposes of clarity, Purchaser acknowledges that the foregoing shall in no way limit the "Ecotemp" or Puritan businesses of Seller as currently conducted and described in the Disclosure Schedule. A "controlled subsidiary" means a subsidiary of Seller that Seller possesses, directly or indirectly, the power to direct

(or cause the direction of) the management or policies of, whether through the ownership of a majority of voting securities, by contract or otherwise.


         (b) The provisions of this Section 4.5 shall not be deemed to prohibit Seller or any affiliate of Seller from acquiring not more than five percent (5%) of any class of securities of any company with a class of securities registered under the Securities Exchange Act of 1934, as amended, or otherwise publicly traded. Further, the provisions of this Section 4.5 shall not be deemed to prohibit Seller or any affiliate of Seller from acquiring a Competing Business if (i) the Competing Business has less than ten percent (10%) of the entity's consolidated sales; provided, however, this clause (i) shall not be violated if the sales of the Competing Business are less than $5 million; (ii) Seller ceases to engage in the Competing Business within one hundred eighty (180) days after the consummation of such transaction; and (iii) Seller shall have first offered Purchaser, upon customary commercial terms, the exclusive opportunity, for a thirty (30) day period, to purchase such Competing Business (and the foregoing 180-day period shall be extended for 180 days from the date on which Purchaser declines such opportunity or the parties cease negotiations).

         (c) If, at the time of enforcement of this Section 4.5, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area. Seller acknowledges and agrees that Purchaser may be damaged irreparably in the event any of the provisions of this Section 4.5 are not performed in accordance with their specific terms or otherwise are breached. Accordingly, Seller agrees that Purchaser shall be entitled to an injunction to prevent breaches of the provisions of this Section 4.5 and to enforce specifically the terms and provisions of this Section 4.5 at law or in equity.

         4.6. Execution of Ancillary Agreements; Further Assurances;
              ------------------------------------------------------
Notification.
-------------

         (a) Each party hereto shall, at the Closing, and subject to the satisfaction or express waiver in writing of the respective conditions to such respective parties' obligations hereunder, execute and deliver to the other parties hereto, or shall cause their respective affiliates to execute and deliver to the other parties hereto, the respective documents referred to in
Section 1.4 hereof.

         (b) Each party hereto shall, at and for a period of five (5) years after the Closing Date, execute and deliver such further instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

         4.7. No Intercompany Debt. The Company and Seller shall, in connection
              --------------------
with the Closing, satisfy all outstanding indebtedness between Seller and its affiliates (excluding the Company), on the one hand, and the Company, on the other, including any ordinary accounts receivable for dishmachines sold by the Company to Seller, such that the Final Closing Balance Sheet shall not reflect any such indebtedness.

         4.8. Sufficient Funds. Seller shall have sufficient funds in the Bank
              ----------------
Accounts to cover all outstanding checks issued by the Company prior to Closing.

         4.9. Headquarters. Purchaser agrees, for a period of three (3) years
              ------------
from the Closing Date, to maintain dishmachine business headquarters and manufacturing at Barbourville, Kentucky and (ii) to adhere to and abide by the job creation and other commitments made in connection with the Incentive Agreements; provided, however, that Seller acknowledges that the foregoing does not obligate Purchaser to complete any Seller-planned or other plant expansion.

         4.10. Insurance Claims. Auto liability, general liability, property
               ----------------
liability, product liability and workers compensation claims with dates of loss prior to Closing shall continue to be covered by Seller's insurance policies. Purchaser shall cause the Company to reimburse Seller for any deductible or self insured retention amounts paid by Seller in respect thereof after the Closing.

                                    SECTION 5
                                    ---------

5.       Survival and Indemnification.
         -----------------------------

         5.1. Survival of Representations, Warranties and Covenants. All
              -----------------------------------------------------
representations and warranties of the parties contained in this Agreement shall survive the Closing for a period of eighteen (18) months from the Closing Date, provided that the representations and warranties contained in Section 2.14 hereof shall survive for a period of four (4) years from the Closing Date and the representations and warranties contained in Section 2.3 hereof shall survive for the applicable statute of limitations. The respective expiration dates for the survival of the representations and warranties shall be referred to herein as the relevant "Expiration Date."

         5.2. Indemnification by Purchaser. Purchaser agrees to indemnify and
              ----------------------------
hold Seller and its subsidiaries, affiliates, officers, directors, employees and agents harmless from and against any and all loss, liability, damage and actions and against all claims in respect thereof (including amounts paid in settlement and reasonable costs of investigation and/or defense of such claims, actions, suits or proceedings, including attorneys fees and expenses herein referred to collectively as "Losses" or individually as "Loss") to which Seller or any other indemnified person may become subject or which it or they may suffer or incur, directly or indirectly, as a result of (a) any untrue representation of, or breach of warranty by, Purchaser in this Agreement, notice of which is given to Purchaser on or prior to the relevant Expiration Date; (b) any breach of or any nonfulfillment of any covenant, agreement or undertaking of Purchaser in this Agreement; (c) the ownership of the Company or the conduct and operation of the Acquired Business after the Closing Date, subject to the terms and conditions of this Agreement and the Ancillary Agreements; and (d) any and all reasonable costs and expenses, including reasonable legal fees and expenses, in connection with enforcing the indemnification rights pursuant to this Section 5.2.

         5.3. Indemnification by Seller. Seller agrees to indemnify and hold
              -------------------------
Purchaser and its subsidiaries, affiliates, officers, directors, employees and agents harmless from and against all Loss or Losses to which Purchaser or any other indemnified person may become subject or which it may suffer or incur, directly or indirectly, as a result of (a) any untrue representation of, or breach of warranty by, Seller in this Agreement (determined in all cases as if the term "materially" or "material" were not included therein), notice of which is given to Seller on or prior to the relevant Expiration Date; (b) the breach of or nonfulfillment of any covenant, agreement or undertaking of Seller in this Agreement; (c) any third party infringement claims or similar claims relating to the Reserved Intellectual Property as that term is defined in the Supply Agreement; (d) any Tax of the Company attributable to periods ending on or prior to the Closing Date including any liability relating to any Tax Return signed pursuant to Section 4.4(d) hereof; and (e) any and all costs and expenses including reasonable legal fees and expenses, incurred in connection with enforcing the indemnification rights pursuant to this Section 5.3.

5.4.     Claims for Indemnification.
         --------------------------

         (a) General. The parties intend that all indemnification claims be made
             -------
as promptly as practicable by the party seeking indemnification (the "Indemnified Party"). Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim, and the facts constituting the basis for such claim. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Party demonstrates that it is prejudiced thereby.

         (b) Claims by Third Parties. With respect to claims by third parties,
             -----------------------
the Indemnifying Party shall be entitled to assume control of the defense of such claim at the expense of the Indemnifying Party with counsel reasonably satisfactory to the Indemnified Party; provided, however, that:

             (i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

             (ii) no Indemnifying Party shall, without the consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement (A) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim or (B) if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnified Party; and

             (iii) if the Indemnifying Party does not assume control of the defense of such claim in accordance with the foregoing provisions within ten (10) business days (or such shorter period as legal process may require) after receipt of notice of the claim, the Indemnified Party shall have the right to defend, contest and/or settle such claim in such manner as it deems reasonably appropriate at the cost and expense of the Indemnifying Party, the amount of the actual costs and expenses shall not be challenged by the Indemnifying Party and the Indemnifying Party will pay and reimburse the Indemnified Party therefor in full in accordance with this Section 5; provided that the Indemnified Party shall coordinate with the Indemnifying Party and each Party shall use its commercially reasonable efforts to determine together whether the entry of any judgment or any settlement of such claim shall include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnifying Party of a release from all liability in respect of such claim if, pursuant to or as a result of such judgment or settlement, injunctive or other equitable relief would be imposed against the Indemnifying Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnifying Party.

         (c) Limitation on Indemnification. In the event of any claim for
             -----------------------------
indemnity under Section 5.3(a) hereof, Purchaser shall not be entitled to indemnification therefor unless Purchaser has sustained Losses in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate, in which event the Indemnified Party shall be entitled to indemnification for the amount of Loss suffered or incurred in excess of such Five Hundred Thousand Dollars ($500,000) of Losses (the "Basket") up to a maximum of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Cap"). Notwithstanding anything herein to the contrary, the Basket and the Cap shall not apply with respect to (i) any fraudulent breach of any representation or warranty or any claim with respect to fraudulent inducement to enter into this Agreement or (ii) any breach of any representation or warranty contained in Sections 2.3, 2.4 or 2.14 hereof.

         (d) Remedies Exclusive. Except as set forth in Sections 4.1, 4.5 and
             ------------------
6.12 hereof, the remedies provided herein are exclusive and preclude an Indemnified Party from asserting any other rights or seeking any other rights or remedies at law or in equity against the Indemnifying Party or their respective successors or assigns.


                                    SECTION 6
                                    ---------

6.       Miscellaneous Provisions.
         -------------------------

         6.1. Expenses. Each of the parties hereto shall bear its own costs,
              --------
fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         6.2. Amendment and Modification. Subject to applicable Law, this
              --------------------------
Agreement may be amended or modified by the parties hereto at any time after the Closing with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

         6.3. Waiver of Compliance; Consents. Any failure of a party to comply
              ------------------------------
with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy shall preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent shall be given in writing in the same manner as for waivers of compliance.

         6.4. No Third Party Beneficiaries. Except as expressly set forth
              ----------------------------
herein, nothing in this Agreement shall entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

         6.5. Notices. All notices, requests, demands and other communications
              -------
required or permitted hereunder shall be made in writing and shall be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (c) on the date of transmission, if sent by facsimile (provided such facsimile is received during normal business hours); or (d) on the date of delivery if sent by a recognized overnight courier:

         If to Purchaser:    To:      Enodis Corporation
                                      2227 Welbilt Boulevard
                                      New Port Richey, Florida 34655
                                      Attention:  Andrew F. Roake, CEO/President
                                      Fax: (727) 372-4591

                 With a copy to:      Shack & Siegel, P.C.
                                      530 Fifth Avenue
                                      New York, New York 10036
                                      Attention:  Pamela E. Flaherty
                                      Fax: (212) 730-1964

         If to Seller:       To:      Ecolab Inc.
                                      Ecolab Center
                                      370 Wabasha Street North
                                      St. Paul, Minnesota 55102
                                      Attention:  Sr. V.P. - Industrial Group
                                      Fax: (651) 293-2573

                 With a copy to:
                                       Ecolab Inc.
                                       Ecolab Center
                                       370 Wabasha Street North
                                       St. Paul, Minnesota 55102
                                       Attention:  General Counsel
                                       Fax:  (651) 293-2573

or to such other person or address as shall be furnished to the other parties hereto in writing in accordance with this subsection.

         6.6. Assignment. This Agreement and all of the provisions hereof shall
              ----------
be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law, or otherwise) by any of the parties hereto without the prior written consent of the other parties; provided that the foregoing prohibition on assignment shall not apply in the event of (i) any change of control of a party or (ii) any internal corporate reorganization, if that party agrees to remain bound hereby.

         6.7. Governing Law. This Agreement and the legal relations among the
              -------------
parties hereto shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware (without regard to the laws of conflict that might otherwise apply) as to all matters, including matters of validity, construction, effect, performance and remedies. Subject to Section
6.12 hereof, venue shall lie exclusively in a court of competent jurisdiction within Delaware and Seller and Purchaser hereby consent to the personal jurisdiction of such courts and shall subject themselves to such personal jurisdiction.

         6.8. Counterparts; Facsimile. This Agreement may be executed
              -----------------------
simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart.

         6.9. Headings. The table of contents and the headings of the sections
              --------
and subsections of this Agreement are inserted for convenience of the parties only and shall not constitute a part hereof.

         6.10. Entire Agreement. The Disclosure Schedule and the Exhibits and
               ----------------
other writings referred to in this Agreement or in the Disclosure Schedule or any such Exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as "this Agreement" or "the Agreement." There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement (including the Terms Sheet dated July 10, 2000, as amended to extend the exclusive dealing provision thereof, between Purchaser and Seller). Provisions of this Agreement shall be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision shall become invalid or unenforceable under applicable Law such provision shall be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement shall continue in full force and effect.

         6.11. "Mediatable Claims" Definition. "Mediatable Claims" as used in
                -----------------------------
this Agreement, shall mean and refer to claims, disputes, controversies, demands, causes of action (whether arising under state or federal statutes, equity or the common law), damages, claims or demands for equitable relief, other matters in question between or among Seller and Purchaser under this Agreement or arising out of the negotiation, execution, delivery (including the fraudulent inducement thereof) or performance of this Agreement, but specifically excludes any matters of injunctive relief under Sections 4.1 or 4.5 hereof.

         6.12. Mediation. Mediatable Claims shall be submitted to mediation
               ---------
(assuming other good faith attempts to resolve the dispute have failed) prior to commencing any lawsuit. The mediation shall take place in Chicago, Illinois, unless another location is agreed by the parties. If the parties are unable to agree upon a mediator, each party shall select a mediator, which mediators in turn shall select the mediator of the dispute. Each party's representation at the mediation shall include a business representative having full settlement authority. The parties shall use best efforts to schedule the mediation within thirty (30) days of the delivery of a request for mediation. Any mediation shall be non-binding and anything presented in any mediation shall constitute settlement discussions. The parties acknowledge that they agree to mediate disputes in hopes of amicably resolving the matter before incurring significant attorneys' fees which may act as a barrier to settlement of the dispute at a later time. Accordingly, the parties shall mediate in good faith and use reasonable efforts to reach a resolution of the matter.

         6.13. Waiver of Jury Trial. The parties waive any right to a jury trial
               --------------------
of any controversy or claim arising out of or relating to this Agreement, or the making, performance or interpretation thereof, including fraudulent inducement thereof.

         6.14. Definition of "Including". Any references to or uses of the term
               -------------------------
"Including" in this Agreement shall mean "including without limitation" or "including, but not limited to," and no references to or uses of such latter phrases in this Agreement shall mean or be read to imply any different meaning for "including."

         6.15. Definition of Knowledge. For purposes of this Agreement,
               -----------------------
"Knowledge" or "to Seller's Knowledge" (or similar reference) means knowledge actually possessed by James Salter and Robert Kosec and such knowledge which reasonably should have come to the attention of such persons in the course of preparation of this Agreement and the related Disclosure Schedule or in the course of discharging such individual's duties as an officer or director of the Company.

         6.16. List of Other Defined Terms. Reference is made to Exhibit 6.16
               ---------------------------
for a listing and location of terms defined in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


SELLER

ECOLAB INC., a Delaware corporation

By:               /s/ Paul Delahanty
     ---------------------------------------

Title:            Corporate Development V.P.
        ------------------------------------


PURCHASER

ENODIS CORPORATION, a Delaware corporation

By:               /s/ Andrew F. Roake
     ---------------------------------------

Title:            CEO/President
        ------------------------------------